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                                                                   EXHIBIT 12.01

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                             (DOLLARS IN THOUSANDS)

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
                                                                                                             PRO FORMA
                                          YEAR ENDED MARCH 31,                    PRO FORMA       SIX           SIX
                             ---------------------------------------------------    YEAR        MONTHS        MONTHS
                                                                                    ENDED        ENDED         ENDED
                                                                                  MARCH 31,  SEPTEMBER 30, SEPTEMBER 30,
                               1993      1994      1995       1996       1997       1997         1997          1997
                             --------  --------  ---------  ---------  ---------  ---------  ------------- -------------
Loss before Income Taxes,
  Extraordinary Loss and
   Cumulative Effect of
   Change in Accounting
   Principle...............  $(99,766) $(94,706) $(111,759) $(122,680) $(119,290) $(158,179)   $(79,887)     $(92,042)
Add: Fixed Charges,
   Excluding Capitalized
   interest................   170,376   187,439    200,927    217,170    249,113    260,982     133,631       132,704
  Equity in loss of joint
   ventures................    46,841    30,054     44,349     46,257     59,169     59,169      40,464        40,464
  Preferred stock dividends
   of Subsidiary...........        --        --         --         --         --     27,020          --        13,082
                             --------  --------  ---------  ---------  ---------  ---------    --------      --------
Net Earnings Available for
 Combined Fixed Charges and
 Preferred Stock Dividends.   117,451   122,787    133,517    140,747    188,992    188,992      94,208        94,208
                             --------  --------  ---------  ---------  ---------  ---------    --------      --------
Combined Fixed Charges and
 Preferred stock dividends:
  Interest.................   164,859   182,136    195,698    210,691    240,692    252,561     127,978       127,051
  Capitalized interest.....     1,009     1,345      1,736      1,766      1,727      1,727         704           704
  Amortization of debt
   issuance costs..........     4,155     3,987      3,792      4,917      6,344      6,344       4,497         4,497
  Interest portion of rent
   expense.................     1,362     1,316      1,437      1,562      2,077      2,077       1,156         1,156
  Preferred stock dividends
   of subsidiary...........        --        --         --         --         --     27,020          --        13,082
  Preferred stock
   dividends...............        --        --         --         --         --     27,624       4,550        13,812
                             --------  --------  ---------  ---------  ---------  ---------    --------      --------
Total Combined Fixed
 Charges and Preferred
 Stock Dividends...........   171,385   188,784    202,663    218,936    250,840    317,353     138,885       160,302
                             --------  --------  ---------  ---------  ---------  ---------    --------      --------
Ratio of Earnings to Com-
 bined Fixed Charges and
 Preferred Stock Dividends.        --        --         --         --         --         --          --            --
Deficiency in Earnings
 Required to Cover Combined
 Fixed Charges and
 Preferred Stock Dividends.  $ 53,934  $ 65,997  $  69,146  $  78,189  $  61,848  $ 128,361    $ 44,677      $ 66,094
                             ========  ========  =========  =========  =========  =========    ========      ========
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